Exhibit 10(u)
ENERGEN CORPORATION
1997 DEFERRED COMPENSATION PLAN
As Amended December 12, 2012

Energen Corporation, an Alabama corporation, has previously established the Energen Corporation 1997 Deferred Compensation Plan, effective as of April 25, 1997 (the “Plan”), in order to provide deferred compensation to directors and certain key employees of Energen Corporation and its affiliated companies. The purpose of the Energen Corporation Deferred Compensation Plan is to assist Energen Corporation and its affiliated companies in retaining directors and key employees, encouraging their long term commitment to the company’s success, and attracting new directors and key employees by offering them an opportunity to defer compensation and participate in the success of Energen Corporation and its affiliated companies, and allowing them to share in increases in the value of Energen Corporation.
Section 409A of the Internal Revenue Code became effective January 1, 2005. Regulations issued pursuant to Section 409A require the Plan to be in compliance with the provisions of Section 409A, in form and operation, as of January 1, 2008. Energen Corporation hereby amends and restates the Plan effective January 1, 2008 to comply with Section 409A.
ARTICLE I.
DEFINITIONS
Section 1.1    Definitions. When used in this document with initial capital letters, the following terms have the meanings indicated unless a different meaning is plainly required by the context:
(a)    “Account” or “Accounts” means the account or accounts established and maintained for a Participant pursuant to Article IV of the Plan. A Participant’s Account shall consist of the Participant’s Investment Account and the Participant’s Company Stock Account.
(b)    “Alagasco” means Alabama Gas Corporation, a subsidiary of Energen Corporation.
(c)    “Allocation Request Form” means such form or forms as may be approved by Energen from time to time for use by a Participant to request (i) an allocation of certain deferred compensation and/or an allocation or reallocation of the Participant’s Investment Account among available investment options pursuant to Section 7.2(c) and/or (ii) that certain deferred compensation be allocated to the Participant’s Company Stock Account pursuant to Section 7.1(e).
(d)    “Annual Incentive Compensation Plan” means the Energen Corporation Annual Incentive Compensation Plan, as amended, as applicable to each Participant.

(e)    “Basin” means Basin Pipeline Corporation, a subsidiary of Energen Corporation.
(f)    “Board of Directors” means the Board of Directors of Energen Corporation.
(g)    "Change in Control" means: the occurrence of any one or more of the following:
(1)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13(d)-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of Energen (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Energen entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (1) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Energen or any corporation controlled by Energen shall not constitute a Change in Control;
(2)Individuals who, as of October 1, 1999, constitute the Board of Directors of Energen (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Energen (the “Board of Directors”); provided, however that any individual becoming a director subsequent to such date whose election, or nomination for election by Energen’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;
(3)Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets, of Energen (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Energen or all or substantially all of Energen’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Energen or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination;
(4)Any transaction or series of transactions which is expressly designated by resolution of the Board of Directors to constitute a Change in Control for purposes of this Plan.
(h)    "Code" means the Internal Revenue Code of 1986, as amended.
(i)    “Common Stock" means the Common Stock, par value $0.01 per share, of Energen Corporation as such stock may be reclassified, converted or exchanged by reorganization, merger or otherwise.
(j)    “Company Stock Account” means an account established and maintained for a Participant as a record of the Participant’s hypothetical investments in shares of Common Stock. A Participant shall have two sub-accounts of the Company Stock Account, a Post-2004 Company Stock Account and a Pre-2005 Company Stock Account.
(k)    “Post-2004 Company Stock Account” means an account established and maintained for a Participant as record of the Participant’s hypothetical investments in shares of Common Stock with respect to amounts credited to a Participant’s Company Stock Account pursuant to Section 7.1 after December 31, 2004, other than earnings or losses with respect to the Participant’s Pre-2005 Company Stock Account.
(l)    “Pre-2005 Company Stock Account” means an account established and maintained for a Participant as a record of the Participant’s hypothetical investments in shares of Common Stock with respect to amounts credited to a Participant’s Pre-2005 Company Stock Account pursuant to Section 7.1 prior to January 1, 2005 and hypothetical earnings or losses thereon.
(m)    “Deferral Election Form” means such the form or forms as may be approved by Energen from time to time for use by a Participant to elect to defer compensation under the Plan.
(n)    “Director” means a member of the board of directors of a Participating Employer.
(o)    “Director Fees” means retainer, meeting, committee and other fees payable to a Director for service in such capacity.
(p)    “Directors Stock Plan” means the Energen Corporation 1992 Directors Stock Plan, as amended.
(q)    “Disability” means that (a) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of at least 3 months under a plan covering employees of the Company.
(r)    “Discretionary Amount” means amounts credited to a Participant’s Account pursuant to Section 4.4.
(s)    “Distributable Event” means an event identified as such in Section 6.1.
(t)    “EGN” means EGN Services, Inc., a subsidiary of Energen Corporation.
(u)    “Energen” means Energen Corporation, an Alabama corporation.
(v)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(w)    “Investment Account” means an account established and maintained for a Participant as a record of the Participant’s hypothetical investments in available investment options. A Participant shall have two sub-accounts of the Investment Accounts, a Post-2004 Investment Account and a Pre-2005 Investment Account.
(x)    “Post-2004 Investment Account” means an account established and maintained for a Participant as a record of the Participant’s hypothetical investments in available investment options with respect to amounts credited to a Participant’s Investment Account pursuant to Section 7.2 after December 31, 2004, other than earnings or losses with respect to the Participant’s Pre-2005 Investment Account.
(y)    “Pre-2005 Investment Account” means an account established and maintained for a Participant as a record of the Participant’s hypothetical investments in available investment options with respect to amounts credited to a Participant’s Investment Account pursuant to Section 7.2 prior to January 1, 2005, and hypothetical earnings or losses thereon.
(z)    “Officer” means an officer of a Participating Employer elected to such position by the board of directors of such Participating Employer.
(aa)    “Officers Review Committee” means the Officers Review Committee of the Board of Directors or such other person or persons as may be designated by the Board of Directors to act on behalf of the Board of Directors in the administration of the Plan.
(bb)    “Participant” means an individual identified as such under Article III of the Plan.
(cc)    “Participating Employer” means any employer participating in the Plan pursuant to Article II of the Plan.

(dd)    “Plan” means the Energen Corporation 1997 Deferred Compensation Plan, as amended, which is maintained by Energen and its affiliated companies primarily for the purpose of providing financial incentives for directors and certain key employees of Energen and its affiliated companies.
(ee)    “Resources” means Energen Resources Corporation, a subsidiary of Energen.
(ff)    “Stock Incentive Plan” means the Energen Corporation 1997 Stock Incentive Plan, as amended.
(gg)    “Trust” means the trust described in Section 12.4. The Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. Participants and their beneficiaries shall have no beneficial ownership interest in any assets of any such Trust.
(hh)    “Trustee” means the corporation or person or persons selected by Energen to serve as Trustee for the Trust.
(ii)    “Vested” means an interest in the benefit described under the Plan which may be payable to or on behalf of the Participant in accordance with the terms of the Plan.
ARTICLE II.
PARTICIPATING EMPLOYERS
Section 2.1    Eligibility. To be eligible to adopt and participate in the Plan, an employer must be a member of the “controlled group” of corporations, within the meaning of Section 414 of the Code, that includes Energen and must be determined to be eligible to participate in the Plan by Energen. The corporations which are eligible to participate in this Plan as of January 1, 2008, are Energen, Alagasco, Resources, Basin, and EGN.
Section 2.2    Participation Reimbursements. Energen, the sponsor of the Plan, Alagasco, Resources, Basin, and EGN, are Participating Employers in the Plan effective as of January 1, 2008. Any other affiliated company that is or becomes eligible to adopt the Plan and become a Participating Employer pursuant to Section 2.1 of the Plan may, with the approval of the Board of Directors by resolution of the Board of Directors, adopt this Plan and become a Participating Employer in the Plan. The date on which such eligible company may become a Participating Employer in the Plan shall be stated in the resolutions of the Board of Directors. Each of the Participating Employers agree to make payments of their allocable portion of the benefits provided under the Plan to their respective employee and Director Participants. Energen hereby guarantees the performance by each of the other Participating Employers of their respective obligations under the Plan. Neither the respective benefit payment obligations of the Participating Employers nor Energen’s guarantee of performance is secured in any way. Such obligations and guarantee constitute no more than unfunded and unsecured promises of payment and performance. Each Participating Employer, other than Energen, shall reimburse Energen for its allocable share of costs and expenses paid by Energen in connection with the operation and administration of the Plan, and shall reimburse Energen for any benefits paid by Energen under the Plan to Participants to the extent allocable to such Participating

Employer and its Participants. Payments made to Participants by the Trust shall constitute payments by Energen and Energen shall be reimbursed for such payments by the appropriate Participating Employers.
Section 2.3    Recordkeeping and Reporting. Each Participating Employer, other than Energen, shall furnish to Energen the information with respect to each of its Participants necessary to enable Energen to maintain records sufficient to determine the benefits (and the compensation sources of such benefits) which may become payable to or with respect to such Participants and to give those Participants any reports which may be required under the terms of the Plan or by law.
Section 2.4    Termination of Participation. A Participating Employer, other than Energen, may withdraw from participation in the Plan at any time by providing Energen with 30 days advance written notice of such withdrawal from participation and the effective date of such Participating Employer’s withdrawal, which 30‑day notice period may be waived by Energen. In addition, Energen may terminate a Participating Employer’s participation in the Plan by providing such Participating Employer with 30 days advance written notice, which 30‑day notice period may be waived by the Participating Employer. A Participating Employer which terminates its participation in the Plan shall remain obligated under the Plan with respect to deferrals made prior to such termination by its Participants (including subsequent investment performance adjustments), unless otherwise expressly agreed by Energen with Energen fully assuming such obligations.
Section 2.5    Separate Accounting. Energen shall establish and maintain separate Accounts for each of the Participating Employers and their respective Participants. Such separate accounting is intended to comply with Section 404(a)(5) of the Code and Section 1.404(a) ‑ 12 of the Treasury Regulations (which provide that an employer can deduct the amounts contributed to a nonqualified plan in the taxable year in which an amount attributable to the contribution is includable in the gross income of employees participating in the plan, but, in the case of a plan in which more than one employee participates only if separate accounts are maintained for each employee).
ARTICLE III.
ELIGIBILITY AND PARTICIPATION
Section 3.1    Eligibility. Each Director and each Officer of a Participating Employer shall be eligible to participate in the Plan effective as of the later of the effective date of the Plan or the date on which such individual first becomes a Director or Officer. In addition, the Officers Review Committee may by express action designate other management level or highly compensated employees of the Participating Employers as eligible to participate in the Plan. If the Officers Review Committee designates a management level or highly compensated employee as eligible to become a Participant in the Plan, Energen shall inform the employee in writing of such designation and the date on which the employee shall become a Participant in the Plan.
Section 3.2    Participation. An individual eligible to participate in the Plan shall become a Participant upon the filing with Energen of a completed Deferral Election Form and acceptance of such form by Energen. The name of each individual eligible to participate in the Plan and the date on which such individual becomes a Participant in the Plan, shall be recorded on Exhibit A, which exhibit is attached hereto and incorporated herein by reference and which shall be revised by Energen from time to time to reflect the operation of the Plan. Once an individual becomes a Participant in the Plan, the individual shall remain a Participant until the benefits which may be payable to the individual under the Plan have been distributed to or on behalf of the individual.
Section 3.3    Suspension of Eligibility. The Officers Review Committee (or the Board of Directors if the affected Participant is a Director) may in its discretion determine that a Participant will no longer be eligible to participate in the Plan, and in such event, the Participant’s Section 4.1 compensation deferral election will immediately terminate as of the end of the calendar year in which such determination is made, and no additional elective deferrals shall be credited to his or her Accounts, other than with respect to compensation otherwise payable in such calendar year or any performance period including such calendar year, until such time as the individual is again determined to be eligible to participate in the Plan by the Officers Review Committee (or Board of Directors as appropriate) and makes a new Section 4.1 election. However, the Account of such Participant shall continue to be adjusted by the other provisions of Sections 7.1 and 7.2 until fully distributed.
ARTICLE IV.
BENEFITS
Section 4.1    Deferred Compensation. A Participant may elect to defer receipt of part or all of any one or more of the following items of compensation:
(a)     Base salary;
(b)    Annual Incentive Compensation Plan awards;
(c)    Stock Incentive Plan awards;
(d)    Director Fees;
(e)    Annual and/or elective grants under the Directors Stock Plan; and
(f)    Such other compensation as the Officers Review Committee may from time to time authorize for deferral under the plan.
A Participant may defer an item of compensation only to the extent that the Participant is entitled to receive such item of compensation. Upon such deferral, the Participant will have no further right to such deferred compensation other than as provided under the Plan. Such deferred compensation shall be the record of the value of such deferred compensation credited to a Participant’s Account and shall be used solely for accounting purposes.
Section 4.2    Form and Effectiveness of Deferral Election. Elections to defer compensation under the Plan shall be made in writing on the Deferral Election Form. An election to defer compensation described in Section 4.1(a), (b), (d) or (e) must be made prior to the beginning of the calendar year for which such compensation is otherwise payable. An election to defer compensation consisting of grants of stock options or restricted stock pursuant to Section 4.1(c) must be made within thirty (30) days following the date of the grant pursuant to the Stock Incentive Plan; provided, however, no such deferral election may be made with respect to grants that vest less than twelve (12) months following the date of grant. An election to defer compensation consisting of grants of performance shares pursuant to Section 4.1(c) must be made not later than six (6) months prior to the end of the performance period with respect to such compensation. Notwithstanding the foregoing, with respect to a newly eligible Participant, an initial election to defer compensation described in Section 4.1(a), (b), (d) or (e) may be made within thirty (30) days of the date participation eligibility begins, and such election shall relate only to compensation earned after the date of such election. With respect to any other item of compensation permitted to be deferred pursuant to Section 4.1(f), an election to defer such compensation must be made in accordance with provisions of this Section 4.2 concerning elections to defer similar items of compensation (i.e., stock options, stock awards, performance based awards or cash compensation) and the provisions of Section 409A of the Code and the Treasury regulations thereunder. An election with respect to an item of compensation shall remain in effect for succeeding periods unless such election is changed for such succeeding periods during the time described above for initial election with respect to such item.
Section 4.3    Participant Accounts. A Pre-2005 Company Stock Account, a Post-2004 Company Stock Account, or Pre-2005 Investment Account and a Post-2004 Investment Account shall be established and maintained for each Participant. Except as otherwise directed by the Officers Review Committee, the Company Stock Accounts shall be credited for deferred amounts attributable to (i) awards and grants under the Stock Incentive Plan, the Directors Stock Plan and other deferred stock compensation, (ii) Discretionary Amounts, and (iii) such amounts of base salary, Annual Incentive Compensation Plan awards and Director Fees as may be allocated to the Company Stock Account pursuant to Section 7.1(e). The Investment Accounts shall be credited for any deferred amounts which are not credited to the Company Stock Accounts pursuant to Section 7.1(e).
Section 4.4    Discretionary Amounts. In addition to amounts deferred by a Participant, the Board of Directors may from time to time, in its sole discretion, authorize a Participant’s Participating Employer to credit the Participant’s Company Stock Account with additional amounts. Such additional amounts may be authorized for such purpose or purposes as the Board of Directors may deem appropriate.
ARTICLE V.
VESTING
Section 5.1    Vested Benefit. A Participant shall be considered to be 100% Vested in his or her Account.
Section 5.2    Limitation on Benefits. The benefits that may be payable to or on behalf of a Participant under the Plan shall be equal to a cash payment equal to the value of the amounts credited to the Participant’s Investment Accounts and a distribution of that number of Common Shares equal to the number of shares credited to the Participant’s Company Stock Accounts (with any fractional share being rounded to a whole share).
ARTICLE VI.

DISTRIBUTIONS.
Section 6.1    Distributable Events. A Participant’s Distributable Event shall be the first to occur of the following events; provided, that events (b) - (e) shall be Distributable Events only if so elected by the Participant in the Deferral Election Form and further provided that events (d) - (f) are subject to Section 6.6:
(a)    the Participant’s 70th birthday (i.e., the 70th anniversary of the Participant’s birth) or such earlier birthday as the Participant may specify in the Deferral Election Form;
(b)    Disability (as defined in Section 1.1);
(c)    the Participant’s death;
(d)    the first date on which the Participant is neither an employee nor a Director of any Participating Employer;
(e)    such other event as the Participant may specify in the Deferral Election Form (subject to approval of Energen, provided that such an event satisfies the requirements of Section 409A(a)(2) of the Code);
(f)    the taking of action by the Board of Directors to terminate the Plan pursuant to Section 14.1, provided that payment may be made upon such termination in accordance with Section 409A and Treasury Regulation 409A-3(j)(4)(ix), or
(g)    termination for Cause subject to and in accordance with Section 6.7.
A Participant’s Distributable Event elections must be made on the Participant’s initial Deferral Election Form and are irrevocable; provided, that Energen may in its sole discretion allow a Participant to make different Distributable Event elections with respect to subsequent deferral elections pursuant to Section 4.2 hereof or with respect to different items of compensation listed in Section 4.1 hereof.
Notwithstanding the foregoing, a Participant may revoke an existing Distributable Event election and make a new Distributable Event election prior to December 31, 2008; provided, however, that the effect of any such revocation and new election may not be to defer a distribution that would otherwise be made prior to January 1, 2009 to a date after December 31, 2008 or to accelerate a distribution that would be made after December 31, 2008 to a date prior to January 1, 2009.
Section 6.2    Distribution of Benefits.
(a)    Distribution Commencement Date. Excepting withdrawals under Sections 6.3 and 6.4 which shall be distributed in accordance with those Sections and subject to Section 6.8 and to reasonable time for administrative direction and processing, distribution of a Participant’s Plan benefit shall commence as of the first day of the second calendar month immediately following the calendar month in which the Participant’s applicable Distributable Event occurs.

(b)    Form of Distribution. Benefits attributable to the value of the Investment Account shall be delivered to the Participant in dollars. Benefits attributable to the Company Stock Account shall be delivered to the Participant in the form of shares of Common Stock. To the extent that the distribution is in the form of shares of Common Stock, such delivery shall be subject to all applicable securities laws and regulations and Energen shall have taken all steps, if any, including registration and listing, as may be necessary to make the shares immediately saleable by the Participant without further regulatory action or compliance on the part of the Participant (other than compliance with paragraphs (f) and (h) of Rule 144 under the Securities Act of 1933). The Participant shall reasonably cooperate with Energen, at Energen’s expense, to facilitate such compliance and related actions by Energen.
(c)    Payment Options. In the event a Participant becomes eligible to receive a payment of benefits under the Plan, the benefits payable to the Participant or, in the event of the Participant’s death, to the Participant’s designated beneficiary under the Plan shall be paid in accordance with one of the payment options available under the Plan as elected by the Participant on the Participant’s Deferral Election Form. The Participant may elect separate payment options with respect to the Investment Account and the Company Stock Account. A Participant may change payment options with respect to the Participant’s Pre-2005 Company Stock and Pre-2005 Investment Account by electing another payment option available under the Plan on a subsequent Deferral Election Form, but such change in payment option will not be effective until twelve months following the date on which the change was elected. Participants were allowed to change payment options with respect to the Participant’s Post-2004 Company Stock Account and Post-2004 Investment Account as provided in the transition relief afforded under IRS Notice 2005-1 and Proposed Treasury Regulations issued pursuant to Section 409A of the Code. As of January 1, 2008, a Participant may change payment options with respect to the Participant’s Post-2004 Company Stock Account and Post-2004 Investment Account by electing another payment option available under the Plan on a subsequent Deferral Election Form, but such change in payment option shall not be effective until twelve months following the date on which such change is made. Except for payments on account of a participant’s Disability or death, any such change in payment option for the Participant’s Post-2004 Company Stock Account and Post-2004 Investment Account must defer such payment for a period of not less than five years from the date such payment would otherwise have been paid or commenced. The payment options include installment payments over a period certain, a lump sum payment, and such other payment method as may be specified by the Participant and accepted by Energen. The Officers Review Committee may, in its sole discretion, reduce the payment period over which payments would have been made pursuant to the payment option elected by a Participant (including consolidation into a lump sum); provided, that in the event of a Change in Control, no reduction of a payment period may be made prior to the fifth anniversary of such Change in Control; and provided, further, that this sentence shall not apply to a distribution with respect to a Participant’s Post-2004 Company Stock Account or Post-2004 Investment Account. Absent a payment option election, the Officers Review Committee shall direct the payment of any benefits payable under the Plan to or on behalf of the Participant in a lump sum payment to the Participant, or in the event of the Participant’s death, to the Participant’s designated beneficiary under the Plan.
Section 6.3    Early Withdrawals. Notwithstanding any provision in this Plan to the contrary, a Participant may request, by providing a written request to the Officers Review Committee, a withdrawal prior to the distribution date under the Plan of all or any portion of his or her benefits from any of his or her Pre-2005 Company Stock Account or Pre-2005 Investment Account under the Plan in increments of 25% (of aggregate Account value). If such a request is approved by the Officers Review Committee, which decision by the Officers Review Committee shall be made in its sole discretion on a case by case basis, a distribution of such benefits may be made to the Participant subject to a penalty for such an early withdrawal at any point equal to a one-year period during which no additional deferral elections may be made (but existing elections remain in effect for the compensation to which such existing elections relate). The nonparticipation period would begin as of the date on which the request made by the Participant is approved by the Officers Review Committee. In addition, a penalty of 10% of the amount withdrawn will be imposed on any withdrawal made pursuant to this Section 6.3.
Section 6.4    Hardship Withdrawals. In addition to the other distribution and withdrawal provisions of this Article VI and notwithstanding any provision herein to the contrary, in the event a Participant incurs an unforeseeable emergency, the Participant may request, by providing a written request to the Officers Review Committee, a hardship withdrawal of all or any portion of his or her benefits from his or her Accounts under the Plan. An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If such a request is approved by the Officers Review Committee, which decision by the Officers Review Committee shall be made in its sole discretion on a case by case basis, a hardship withdrawal may be permitted under this Section 6.4. Withdrawals of amounts because of an unforeseeable emergency are only permitted to the extent reasonably needed to satisfy the emergency need. This provision shall be interpreted in a manner not inconsistent with Sections 1.409A-3(i)(3), 1.457‑2(h)(4) and 1.457‑2(h)(5) of the Treasury Regulations.
Section 6.5    Distributions as Result of Tax Determination. Notwithstanding any provision in this Plan to the contrary, if, at any time, a court or the Internal Revenue Service determines that any amounts or shares credited to a Participant’s Accounts under the Plan or Trust are includable in the gross income of the Participant and subject to tax pursuant to Section 409A of the Code, the Officers Review Committee may, in its sole discretion, permit a lump sum distribution of an amount equal to the amounts or shares determined to be includable in the Participant’s gross income.
Section 6.6    No Parachute Payment. An event described in Sections 6.1(d), (e) and (f) shall not constitute a Distributable Event with respect to the portion of a Participant’s Accounts, if any, that the Officers Review Committee in its reasonable discretion following consultation with appropriate tax and/or legal advisors reasonably determines will likely constitute a parachute payment for purposes of Section 280G of the Code.
Section 6.7    Distribution Upon Termination for Cause. In the event that a Participant is terminated for Cause (as defined below), the Company shall treat such termination as a Distributable Event. For purposes of this Plan, termination for Cause means termination based on any of the following:

(i)    The willful and continued failure by the Participant to substantially perform Participant’s duties with a Participating Employer (other than any such failure resulting from Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Participant specifically identifying the manner in which Participant has not substantially performed Participant’s duties;
(ii)    the engaging by Participant in willful misconduct which is demonstrably injurious to any one or more of the Participating Employers monetarily or otherwise; or
(iii)    the conviction of Participant of a felony.
Section 6.8    Delay in Payments for Specified Employees. With respect to any payments from the Plan subject to the provisions of Section 409A(a)(2)(B)(i) of the Code, distribution of the amounts attributable to a Participant’s Post-2004 Company Stock Account and Post-2004 Investment Account shall be paid as promptly as practicable following the date that is six months following the Distributable Event giving rise to such payment.
ARTICLE VII.
VALUATION OF BENEFITS.
Section 7.1    Company Stock Accounts.
(a)    Unit Accounting. Subject to the authority of the Officers Review Committee to specify a different method of measurement and valuation, the Company Stock Accounts, including without limitation, contributions, withdrawals, earnings and other adjustments, shall be measured and valued based on the methods and processes consistent with those used to measure and value the Energen stock fund under the Energen Corporation Employee Savings Plan.
(b)    Dividends. The Participant’s Company Stock Account shall be credited to reflect the hypothetical reinvestment of dividends paid on Common Stock.
(c)    Stock Dividend, etc. The Company Stock Accounts shall be adjusted to reflect any change in the outstanding Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change.
(d)    Transfer upon Change in Control. In the event of a Change in Control, effective as of the close of business on the date of the Change in Control, each Participant’s Investment Account shall be credited with an amount measured in dollars equal to the value of such Participant’s respective Company Stock Accounts based on the Fair Market Value Close on such date (or such other valuation method selected by the Section 1.1(g) Continuing Directors in their reasonable discretion), and the Participant’s Company Stock Accounts shall be closed and the Participant shall have no further interest in the Company Stock Accounts.
(e)    Allocation of Cash Compensation. A Participant may request that part or all of deferred compensation attributable to base salary, Annual Incentive Compensation Plan awards,

Director Fees or other cash compensation be allocated to the Participant’s Company Stock Account. A Participant’s request to make such an allocation or change a previous allocation must be in writing on an Allocation Request Form. All such requests are subject to acceptance by Energen in its discretion. If accepted by Energen, the allocation request will be effective as of the allocation date specified by the request (as defined in Section 7.4).
Section 7.2    Investment Account.
(a)    Interest. Subject to 7.2(b), as of the close of the last day of each calendar quarter, an additional amount shall be credited to each Participant’s Investment Accounts equal to the product of (i) the average daily balance in such Investment Account for the quarter, times (ii) one-fourth of the annual prime rate for corporate borrowers quoted at the beginning of the quarter by Regions Bank of Alabama, Birmingham, Alabama (or such other comparable interest rate as the Officers Review Committee may designate from time to time).
(b)    Investment Options. Energen may permit a Participant to allocate the Participant’s Investment Accounts among one or more investment options for purposes of measuring the value of the benefit. To the extent that the Investment Accounts are allocated to an investment option, such Accounts shall not be credited with interest under Section 7.2(a). That portion of the Investment Account allocated to an investment option shall be deemed to be invested in such investment option and shall be valued as if so invested, reflecting all earnings, losses and other distributions or charges and changes in value which would have been incurred through such an investment. The determination of which investment options, if any to make available, and the continued availability of selected investment options rests in Energen’s sole discretion; provided, that subsequent to a Change in Control, Energen shall maintain the availability of those investment options in place at the time of the Change in Control (or substantially equivalent investment options).
(c)    Participant Allocation Request. A Participant’s request to allocate or reallocate among investment options must be in writing on an Allocation Request Form in such increments as Energen may require. All such requests are subject to acceptance by Energen at its discretion. If accepted by Energen, an allocation request will be effective as of the close of business on the allocation date (as defined in Section 7.4).
Section 7.3    Hypothetical Accounts. The Accounts established under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts (or subaccounts) shall hold or be required to hold any actual funds or assets.
Section 7.4    Allocation Date. Upon acceptance of an allocation request pursuant to Section 7.1(e) or 7.2(c), Energen will process the request as soon as reasonably administratively practicable and the request shall be implemented and reflected in the Participant’s account as of the close of business on such date as may be determined by Energen in its reasonable discretion (the “allocation date”).
Section 7.5    Contribution Timing. Subject to the authority of the Officers Review Committee to approve a different schedule, deferred amounts of compensation otherwise payable to a Participant during a calendar months shall be credited to the Participant’s account as of the last day of the months during which such amounts would have otherwise been payable.
ARTICLE VIII.
NONTRANSFERABILITY
Section 8.1    Anti‑Alienation of Benefits. Any benefits which may be credited to a Participant’s Accounts under the Plan, and any rights or privileges pertaining thereto, may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; and no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.
Section 8.2    Incompetent Participants. If any person who may be eligible to receive a payment under the Plan has been legally declared incompetent and a conservator or other person legally charged with the care of such person or of his or her estate has been appointed, any payment under the Plan to which the person is eligible to receive shall be paid to such conservator or other person legally charged with the care of the person or his or her estate. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Participating Employers and the Plan therefor.
Section 8.3    Designated Beneficiary. In the event of a Participant’s death prior to the payment of all or a portion of any benefits which may be payable with respect to the Participant under the Plan, the payment of any benefits payable on behalf of the Participant under the Plan shall be made to the Participant’s beneficiary designated on a Deferral Election Form. If no such beneficiary has been designated, payment shall be made as required under the Participant’s will; or, in the event that there shall be no functioning will under applicable state law, then to such persons as, at the date of the Participant’s death, would be entitled to share in the distribution of such deceased Participant’s personal estate under the provisions of the applicable statute then in force governing the decedent’s intestate property, in the proportions specified in such statute.
ARTICLE IX.
WITHHOLDING
Section 9.1    Withholding. Each Participant shall, no later than the date as of which amounts payable under the Plan first become subject to taxation, pay to Energen, or make arrangements satisfactory to Energen, regarding payment of, any Federal, FICA, state, or local taxes of any kind required by law to be withheld with respect to the Award. The obligations of Energen and the Participating Employers under the Plan shall be conditional on such payment or arrangements. Energen and, where applicable, the Participating Employers shall, to the extent permitted by law, have the right to deduct any such taxes owed hereunder by a Participant from any payment of any kind otherwise due to said Participant. The Officers Review Committee may permit Participants to elect to satisfy their Federal, and where applicable, FICA, state and local tax withholding obligations with respect to amounts payable in the form of Common Stock by the reduction, in an amount necessary to pay all said withholding tax obligations, of the number of shares of Common Stock otherwise issuable to said Participants.
ARTICLE X.
VOTING OF STOCK
Section 10.1    Voting of Company Stock. No Participant shall be entitled to any voting rights with respect to any shares credited to his or her Company Stock Account.
ARTICLE XI.
ADMINISTRATION OF A PLAN
Section 11.1    Administrator. The administrator of the Plan shall be Energen. However, the Board of Directors shall act on behalf of Energen with respect to the administration of the Plan and may delegate authority with respect to the administration of the Plan to the Officers Review Committee or such other committee, person or persons as it deems necessary or appropriate for the administration and operation of the Plan.
Section 11.2    Authority of Administrator. Energen shall have the authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate, to adopt, establish and revise rules, procedures and regulations relating to the Plan, to determine the conditions subject to which any benefits may be payable, to resolve all questions concerning the status and rights of Participants and others under the Plan, including, but not limited to, eligibility for benefits and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Energen shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing payments hereunder. The determinations, interpretations, regulations and calculations of Energen shall be final and binding on all persons and parties concerned. The Secretary of Energen shall be the agent of the Plan for the service of legal process in accordance with Section 502 of the Employee Retirement Income Security Act of 1974, as amended.
Section 11.3    Operation of Plan and Claims Procedures. Energen shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. Energen shall be responsible for the expenses incurred in the administration of the Plan. Energen shall also be responsible for determining eligibility for payments and the amounts payable pursuant to the Plan. Energen shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by Energen with respect to the Plan. The procedures for filing claims for payments under the Plan are described below. For claims procedures purposes, the “Claims Manager” shall be Energen.
(a)    Claims Procedures. It is the intent of Energen to make payments under the Plan without the Participant having to complete or submit any claims forms. However, a Participant who believes he or she is entitled to a payment under the Plan may submit a claim for payments in writing to Energen. Any claim for payments under the Plan must be made by the Participant or his or her beneficiary in writing and state the claimant’s name and the nature of benefits payable under the Plan on a form acceptable to Energen. The Claims Manager shall notify any person or entity that makes a claim against the Plan (the “Claimant”) in writing, within 60 days (30 days for a claim for benefits on account of Disability) of Claimant’s written application for benefits, or his or her eligibility or non-eligibility for benefits under the Plan. If the Claims Manager determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) any internal protocols the Claims Manager relied upon in making its determination, (4) the right to review any documents created or received by the Claims Manager during the review process and documents relevant to the claim whether or not relied upon by the Claims Manager, (5) a description of any additional information or material necessary for the Claimant to perfect his or her claim and a description of why it is needed, and (6) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Claims Manager determines that there are special circumstances requiring additional time to make a decision, the Claims Manager shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 60 days.
(b)    Review Procedure. If the Claimant is determined by the Claims Manager not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Claims Manager by filing a petition for review with the Claims Manager within 60 (180 days for a claim for benefits on account of Disability), days after receipt of the notice issued by the Claims Manager. Said petition shall state the specific reasons that the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days (45 days for a claim for benefits on account of Disability) after receipt by the Claims Manager of the petition, the Claims Manager shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Claims Manager verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Claims Manager shall notify the Claimant of its decision in writing within such period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 30 days (15 days for a claim for benefits on account of Disability) at the election of the Claims Manager, but notice of this deferral shall be given to the Claimant.
Section 11.4    Participant’s Address. Each Participant shall keep Energen informed of his or her current address and the current address of his or her beneficiary. Energen shall not be obligated to search for any person. If the location of a Participant is not made known to Energen within three (3) years after the date on which payment of the Participant’s benefits payable under the Plan may be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one (1) additional year after such three‑year period has elapsed, or, within three (3) years after the actual death of a Participant, Energen is unable to locate any designated beneficiary of the Participant, then Energen shall have no further obligation to pay any benefit hereunder to or on behalf of such Participant or designated beneficiary and such benefits shall be irrevocably forfeited.
ARTICLE XII.

MISCELLANEOUS PROVISIONS
Section 12.1    No Employment Rights. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service or employ of any Participating Employer.
Section 12.2    Participants Should Consult Advisors. Neither any Participating Employer, nor their respective directors, officers, employees or agents makes any representation or warranty with respect to the state, federal or other tax, financial, estate planning, or the securities or other legal implications of participation in the Plan. Participants should consult with their own tax, financial and legal advisors with respect to their participation in the Plan.
Section 12.3    Unfunded and Unsecured. The Plan shall at all times be considered entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision shall at any time be made with respect to segregating assets of any Participating Employer for payment of any amounts hereunder. Any funds invested hereunder allocable to a Participating Employer shall continue for all purposes to be part of the respective general assets of such Participating Employer and available to the general creditors of such Participating Employer in the event of a bankruptcy (involvement in a pending proceeding under the Federal Bankruptcy Code) or insolvency (inability to pay debts as they mature) of such Participating Employer. Energen shall promptly notify the Trustee and the applicable Participants of such bankruptcy or insolvency of a Participating Employer. No Participant or any other person shall have any interests in any particular assets of any Participating Employer by reason of the right to receive a benefit under the Plan and to the extent the Participant or any other person acquires a right to receive benefits under the Plan, such right shall be no greater than the right of any general unsecured creditor of any Participating Employer. The Plan constitutes a mere promise by the Participating Employers to make payments to the Participants in the future. With respect to the guarantee of Energen under Section 2.2, Participants have rights only as general unsecured creditors of Energen. Nothing contained in the Plan shall constitute a guaranty by any Participating Employer or any other person or entity that any funds in any trust or the assets of any Participating Employer will be sufficient to pay any benefit hereunder. Furthermore, no Participant shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.
Section 12.4    The Trust.
(a)    Establishment of Trust. In order to provide assets from which to fulfill its obligations to the Participants and their beneficiaries under the Plan, Energen shall establish a Trust by a trust agreement with a third party, the Trustee, to which Energen may, in its discretion, contribute cash or other property, including securities issued by Energen, to provide for the benefit payments under the Plan. The Trustee will have the duty to invest the Trust assets and funds in accordance with the terms of the Trust. Energen shall be entitled at any time, and from time to time, in its sole discretion, to substitute assets of at least equal fair market value for any assets held in the Trust. All rights associated with the assets of the Trust will be exercised by the Trustee or the person designated by the Trustee, and will in no event be exercisable by or rest with Participants or their beneficiaries. The Trust shall provide that in the event of the insolvency of Energen, the Trustee shall hold the assets for the benefit of the general creditors of Energen and its affiliated companies. The Trust shall be based on the model trust contained in Internal Revenue Service Revenue Procedure 92‑64 with such changes and modifications as may be approved by Energen.
(b)    Contribution Upon Change in Control. If as of the close of business on the date of a Change in Control, the aggregate value of the Participant Accounts exceeds the value of the Trust assets, then within thirty days of such Change in Control, Energen shall contribute to the Trust assets having a value at least equal to the amount of such excess.
Section 12.5    Plan Provisions. Except when otherwise required by the context, any singular terminology shall include the plural.
Section 12.6    Severability. If a provision of the Plan shall be held to be illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
Section 12.7    Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Alabama shall apply with respect to the Plan.
ARTICLE XIII.
AMENDMENTS
Section 13.1    Amendment of the Plan. Energen reserves the power to alter, amend or wholly revise the Plan at any time and from time to time by the action of the Board of Directors and the interest of each Participant is subject to the powers so reserved; provided, however, that no amendment made subsequent to a Change in Control shall be effective to the extent that it would have a materially adverse impact on a Participant’s reasonably expected economic benefit attributable to compensation deferred by the Participant prior to the Change in Control. An amendment shall be authorized by the Board of Directors and shall be stated in an instrument in writing signed in the name of Energen by a person or persons authorized by the Board of Directors. After the instrument has been so executed, the Plan shall be deemed to have been amended in the manner therein set forth, and all parties interested herein shall be bound thereby. No amendment to the Plan may alter, impair, or reduce the benefits credited to any Accounts prior to the effective date of such amendment without the written consent of any affected Participant.
ARTICLE XIV.
TERM OF PLAN
Section 14.1    Term of the Plan. Energen may at any time terminate the Plan by action of the Board of Directors with such termination being effective as of the date that all Participant Accounts have been distributed to Participants in accordance with and subject to the provisions of Article VI of the Plan including, without limitation, Section 6.6 of the Plan. Effective as of the date of such Board of Directors action (or such later date as may be specified therein) all Section 4.1 compensation deferral elections will terminate and no further amounts shall be credited to any Accounts of any Participant under Sections 7.1(a), (b), (c) and 7.2(a) after such date. However, the Participants’ Accounts shall continue to be adjusted by the other provisions of Sections 7.1 and 7.2 until all benefits are distributed to the Participants or to the Participants’ beneficiaries.

Notwithstanding the foregoing, payments will not be made and deferral elections will not terminate hereunder to the extent that such payments or deferrals would violate the provisions of Section 409A of the Code.